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                                                                     Exhibit 10
           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 27, 2015, relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated April 27, 2015, relating to the consolidated financial statements of The Variable Annuity Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 19, 2015